SCHEDULE 14A

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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|_|      Preliminary Proxy Statement      |_|      Confidential, for Use of the
|_|      Definitive Proxy Statement                Commission Only (as permitted
|X|      Definitive Additional Materials           by Rule 14a-6(e)(2))
|_|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         SOUTH WEST PROPERTY TRUST INC.
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
                   (Name of Person(s) Filing Proxy Statement)

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

                                         November 6, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

     Re:  South West Property Trust Inc./Definitive Additional Proxy Materials

Ladies and Gentlemen:

     On behalf of South West Property Trust Inc., a Maryland corporation (the "Company"), we submit herewith for filing definitive additional proxy materials in connection with the Joint Proxy Statement/Prospectus of United Dominion Realty Trust, Inc. ("UDR") and the Company. The Joint Proxy Statement/Prospectus was filed with UDR's Registration Statement on Form S-4 (File No. 333-13745), declared effective by the Securities and Exchange Commission on November 6, 1996.

     Please contact the undersigned at (214) 369-1995 if you have any questions concerning these materials.

                                                Very truly yours,

                                                /s/  LEWIS H. SANDLER
                                                ---------------------
                                                Lewis H. Sandler
                                                Executive Vice President,
                                                Secretary and General Counsel
cc:      New York Stock Exchange
         Pacific Stock Exchange

TO OUR FELLOW INVESTORS


South West Property Trust Inc. (SWP/NYSE) is a self-administered, fully integrated, equity real estate investment trust ("REIT") that has acquired, developed and managed apartment communities since 1973. In the third quarter of 1996, the Company's funds from operations ("FFO") grew by 16 percent to $0.37 per share from $0.32 per share for the same period in 1995. For the first three quarters of 1996, FFO per share increased by ten percent to $1.08 from $0.98 for the first nine months of 1995. South West also increased its quarterly dividend for the first three quarters of 1996 by four percent from its 1995 rate.

The Company's principal objectives are to protect its investors' capital, to increase both funds from operations per share and quarterly dividends to its shareholders, and to maximize the long-term value of its portfolio. South West's portfolio includes 42 completed communities containing 13,905 apartment units, two development properties with 48 percent of their 698 units completed and three additions to existing properties under construction which will add 372 units. The Company operates in the southwestern and southeastern United States and is headquartered in Dallas, Texas.

On October 1, 1996 South West Property Trust announced that it had agreed to merge into United Dominion Realty Trust in a transaction valued at approximately $561,000,000. Under the terms of the merger agreement, each outstanding share of South West common stock will be exchanged for 1.0833 shares of United Dominion common stock. The exchange will be effective as of December 31, 1996. South West shareholders will not recognize taxable gain or loss on the exchange except with respect to the receipt of cash in lieu of fractional share interests.

Between  September  30,  1996 and  October  31,  1996,  except for the period of
October 7 through October 10 (which could have been affected by United Dominion's dividend payment), the closing price per share of United Dominion's common stock on the New York Stock Exchange averaged $13.988. Based on the exchange ratio, the imputed exchange value to South West shareholders is $15.15 per share. The exchange ratio also maintains the current annual dividend rate for South West common shareholders of $1.04 per share.

The merger is subject to the approval of both South West and United Dominion shareholders of record on November 1, 1996, at special meetings which will be held simultaneously on December 10, 1996. The Board of Directors of South West believes the merger is in the best interests of its shareholders and recommends that the shareholders vote for approval of the agreement for the following additional principal reasons:

              (1) The merger will create the largest and most experienced REIT acquirer, developer, owner and manager of multi-unit residential properties in the southwestern and southeastern United States, through the combination of South West's proven development capability and market presence in the southwest and United Dominion's portfolio acquisition expertise and market presence in the southeast;
                                       1

              (2) The general trend in the real estate industry is towards consolidation and South West's shareholders should benefit from a significant participation in a much larger and more widely diversified company, while maintaining South West's traditional focus on the ownership and operation of multi-family residential communities;

              (3) The merger is anticipated to improve significantly South West's access to debt and equity financing on more attractive terms which should permit the merged company to take advantage of additional acquisition and development opportunities in the southwest;

              (4) The merger is expected to significantly reduce administrative costs, which should have a positive effect on financial results for the merged company;

              (5) The investment banking firm of Lehman Brothers Inc. rendered an opinion on November 1, 1996, that the exchange ratio was fair to the shareholders of South West from a financial point of view.


Investment Strategy:

South West Property Trust's acquisition and development programs focus on well located communities in high job-growth markets which appeal to middle and upper-middle income apartment residents, and which can be acquired or developed at attractive prices. Management believes that in 1996 the supply of new apartments in its aggregated markets will somewhat exceed demand, which will result in a slight decline in occupancy and a modest slowing of rental rate increases.

The Company also believes that prices of existing properties and the current cost to develop new properties are generally too high to justify substantial new investment, based on its current cost of capital. In 1996, therefore, South West has been focusing on adding value through revenue-generating capital improvements to its existing portfolio and building additions to a select few of its communities where the total potential return meets the Company's investment objectives.

The proposed merger with United Dominion, however, should result in a significantly lower cost of capital which, combined with less dynamic apartment markets, is expected to generate more profitable acquisition and development opportunities.


Dividend Policy:

A primary objective of South West Property Trust is to raise its dividend annually. Beginning with the first quarter of 1996, the Company increased its quarterly dividend to $0.26 per share, bringing the total dividend increase since 1992 to 49 percent. In the first nine months of 1996, South West paid out 72 percent of its funds from operations as dividends. This low payout ratio allows the Company to invest internally generated funds in revenue-generating capital improvements to its existing communities and in its development properties.

Results of Operations:

In the third quarter of 1996, the Company's funds from operations ("FFO") increased to $7,688,000, up from $6,549,000 for the same period in 1995. On a per share basis, FFO grew by 16 percent to $0.37 from $0.32 for the third quarter of 1995. For the first nine months of 1996, FFO were $22,280,000, or $1.08 per share, up ten percent from $18,848,000, or $0.98 per share for the first nine months of 1995.

Funds available for distribution ("FAD"), derived by subtracting from FFO a capital expenditure reserve to maintain South West's properties, for the third quarter of 1996 were $7,331,000, or $0.35 per share, up 17 percent from $6,226,000, or $0.30 per share for the same period in 1995. FAD for the first nine months of 1996 were $21,223,000, or $1.03 per share, up 11 percent from $17,880,000, or $0.93 per share for the first nine months of 1995. The FAD reserve deduction from FFO is $110 per apartment unit per year, after South West expenses apartment turnover costs. SWP had a total of $5,075,000 in its capital expenditure reserve at September 30, 1996.

Total revenues were $21,464,000 for the third quarter of 1996, up 16 percent compared with total revenues of $18,508,000 for the same period in 1995. Total revenues in the first nine months of 1996 were $61,080,000, a 15 percent increase from $52,961,000 in the first three quarters of 1995. This increase was due primarily to rental rate increases at communities which were fully operational for all of 1995 and 1996 of 4.1 percent in the third quarter of 1996 and 4.4 percent in the first nine months of 1996, compared to the similar periods of 1995, and an increasing contribution from South West's development properties. In 1996, 18 percent of third quarter and 15 percent of nine month total revenues came from the development properties.

Economic occupancy for communities which were fully operational for all of 1995 and 1996 was 91.7 percent in the third quarter and 91.4 percent for the first nine months of 1996, compared to 91.7 percent and 91.8 percent, respectively, for the same periods in 1995. Average gross income per unit per month increased by 2.3 percent to $481 from $470 in the third quarter of 1996 compared to the third quarter of 1995, and by 3.3 percent to $474 from $459 in the first nine months of 1996 compared to the first nine months of 1995.

Total operating expenses (property operating expenses plus general and administrative expenses) were $10,060,000 for the third quarter of 1996, up from $9,455,000 for the third quarter of 1995. Total operating expenses for the first nine months of 1996 were $28,562,000 compared to $26,320,000 for the same period in 1995. These increases were attributable to added operating expenses at recently completed development units and higher operating expenses on the existing properties.

Total operating expenses as a percentage of total revenues declined from 51.1 percent in the third quarter of 1995 to 46.9 percent in the third quarter of 1996 and 49.7 percent in the first nine months of 1995 to 46.8 percent for the first nine months of 1996. These gains were primarily the result of higher profit margins from the Company's completed development units, general and administrative expenses being spread over a larger number of total units and extraordinarily high operating expenses in the third quarter of 1995.

Net operating income ("NOI"), from communities which were fully operational for all of 1995 increased by 7.6 percent in the third quarter and by 4.1 percent for the first nine months of 1996 compared to similar periods in 1995. The Company's 2,732-unit development portfolio accounted for about 23 percent of South West's total NOI in the third quarter and approximately 18 percent of its total NOI for the first nine months of 1996. Management estimates that by 1998 these development units will account for about 30 percent of total NOI from the current portfolio.

Additions to property in the first nine months of 1996 were $8,550,000 compared to $4,293,000 for the first nine months of 1995. The Company plans to continue using internally generated funds to upgrade its properties in order to increase their revenue-generating capacity.


The Development Portfolio:

SWP's current market rents on its development properties are 14 percent higher than corresponding rates on existing properties. Operating expenses, as a percentage of revenues, are expected to stabilize at about 20 percent lower on the development properties than on the existing portfolio, in part because the residents on these properties pay their own water and sewer charges. About 74 percent of the Company's 2,732 development units have been completed and, in the aggregate, 97 percent of the completed units have been leased.


                                              DEVELOPMENT PORTFOLIO STATUS

                                         Expected     Rental Rate       GPR @        Percentage     Completed
                            Total       Completion     Per Sq.Ft.     Completion      of Units        Units
Property                    Units          Date                         ($000)       Completed        Leased
Oak Forest 1                  436       Completed         $0.86         $ 3,740         100%            98%
Ashley Oaks 2                 246       Completed          0.75           2,182         100%            98%
Promontory Pointe             596       Completed          0.80           5,692         100%            92%
Sierra Palms                  320       Completed          0.83           3,267         100%            97%
Copper Mill                   278       4thQtr/96          0.85           2,686          96%            93%
Sunset Pointe 2                96       4thQtr/96          0.99             642          67%           128%
Oak Park 2                     80       2ndQtr/97          0.77             632           0%             0%
Providence Court              420       4thQtr/97          0.82           4,487          19%           123%
Oak Forest 2                  260       2ndQtr/98          0.84           2,386           0%             0%
                              ---       ---------          ----           -----         ----           ----

Totals                      2,732                         $0.82         $25,716          74%            97%
                            =====                         =====         =======          ===           ====

The Outlook For South West Property Trust:


The creation of new jobs, which Management believes is one of the most important factors affecting demand for apartments, continues to be greater in South West's markets than in the United States as a whole. Non-agricultural employment in the Company's markets increased by a monthly average of 296,000 jobs in the first nine months of 1996, a gain of 3.0 percent over the average monthly growth for the same markets in 1995. During the same period, average monthly non-agricultural employment in the United States grew by 2,093,000 jobs, a 1.8 percent increase from the monthly average for 1995.

Management believes that South West should benefit from another year of substantial internal growth in 1997, in part because current market rents from communities which have been fully operational for all of 1996 have increased to $0.72 per square foot per month and actual current gross potential rent on these same properties is $0.66 per square foot per month. Internal growth in 1997 should also be enhanced by the 1996 investment of about $7,400,000 in revenue-enhancing or expense-reducing capital improvements to these same communities.

The more than 435 employees of South West Property Trust are proud of our record of achievement and looking forward to becoming an important part of a very fine company in United Dominion Realty Trust. Management believes that the combined company can create greater value for its shareholders over a longer period of time than would have been possible on an individual basis, and we urge you to vote for the merger by completing and returning your proxy card (which you will receive separately) as soon as possible.



Sincerely,

/s/ John S. Schneider
---------------------
John S. Schneider
Chief Executive Officer
                                       5